To:  All U.S. and Canadian Associates


From:  Pete Smith

Date:  March 19, 1998

Subject:  "Year 2000" Memo from "Share Wyatt"

Yesterday you were mailed a memo complaining about management, the Board, and our strategies from an anonymous writer.

I understand that some associates are angry about the failure of our Wellspring investment -- we all are -- and the writer clearly has a laundry list of other complaints, ranging from our paid time off program to the matrix structure to our decision to continue to consult in areas other than actuarial services.

We have been very open about the changes in the firm, the problems with our outsourcing investments, and our strategies going forward. We have met personally with senior associates throughout the firm in a series of regional meetings and opened the lines of communication through e-mail, local office meetings, etc. We have encouraged everyone to ask us the tough questions -- and we have answered those questions honestly. And we will continue to encourage communications on these issues and to discuss them with anyone who expresses his or her concerns openly, as many of you have.

Unlike the anonymous writer, the vast majority of our associates have expressed strong support for our new, focused strategy. People close to the Wellspring investment understand its purpose and complexity and the reasons for its failure, which are not as simple as the writer of the "year 2000" memo suggests. And, over the past five years, the Board's decisions have resulted in nearly quadrupling our consulting profits, while we have steadily divested costly investments that were entered into many years ago by people who have since left the firm.

The writer also makes the erroneous suggestion that the Wellspring write-downs will reduce bonuses going forward. This is highly misleading -- instead of having to absorb substantial Wellspring costs going forward (an investment that cost us $24 million in fiscal 1997 alone), we will pay only a small incremental interest charge for the next few years ($3 million or less) and then be free of these costs for the future. If our consulting operations continue to perform as well as they have for the past three years (and we expect them to improve), our stock price will continue to grow and bonuses will be much higher. (This is discussed more fully in the proxy statement.)

Should the anonymous memo raise any concerns or questions that have not been addressed to your satisfaction, I or other members of the Board or your Managing Consultant will be glad to discuss them with you personally.

In the meantime, keep in mind that our consulting profits are continuing to improve and that we have had substantial business development success during this fiscal year, far better than in any previous year.

We encourage you to endorse the proposal concerning the modified stock valuation method -- it is the best solution for you and your Company -- and to turn your attention fully to serving our clients.

Pete